Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Sizzlin Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-67641 on Form S-8 and Registration Statement No. 333-118934 on Form S-8 of Western Sizzlin Corporation (formerly Austins Steaks & Saloon, Inc.) of our report dated March 12, 2004, except as to note 4, which is as of March 29, 2004 and note 13, which is as of March 16, 2004, with respect to the consolidated balance sheet of Western Sizzlin Corporation (formerly Austins Steaks & Saloon, Inc.) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003 and 2002, which report is included in the December 31, 2004 Annual Report on Form 10-K of Western Sizzlin Corporation.

/s/ KPMG LLP

Roanoke, Virginia
April 11, 2005